Exhibit 99.1
The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ______
For Further Information Contact:
          John R. Howe
          Executive Vice President
          Chief Financial Officer
          704-551-7315
CATO REPORTS 2Q EPS UP 37%
Provides Second Half Guidance

Charlotte, NC (August 20, 2009) — The Cato Corporation (NYSE: CTR) today reported net income of $16.7 million or $.56 per diluted share for the second quarter ended August 1, 2009, compared to net income of $12.1 million or $.41 per diluted share for the second quarter ended August 2, 2008. Net income increased 38% and earnings per diluted share increased 37% over last year. Sales for the second quarter were $225.4 million, a 2% decrease from sales of $231.0 million last year. Second quarter comparable store sales decreased 3%.
For the six months ended August 1, 2009, the Company earned net income of $35.5 million or $1.20 per diluted share, compared with net income of $28.9 million or $.98 per diluted share for the six months ended August 2, 2008, an increase of 23% in net income and 22% in earnings per diluted share. Sales for the first half were $463.4 million, a 1% increase over the prior year’s first half sales of $456.7 million. Comparable store sales for the first half were flat compared to first half 2008.
“Our second quarter sales decrease was offset by lower expenses,” stated John Cato, Chairman, President, and Chief Executive Officer. “Our original guidance for the second half of the year remains unchanged and we continue to manage our business tightly in this difficult environment.”
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

Second quarter gross margin was 36.3% compared to 35.9% last year due primarily to lower freight costs. Second quarter SG&A costs as a percent of sales decreased to 25.1% from 27.5% last year. The decrease in SG&A for the quarter was primarily a result of the costs associated with closing stores in the second quarter last year and a decrease in health and worker’s compensation costs this year.
Based on year-to-date results and the Company’s original guidance for the second half, earnings per diluted share for the year is estimated to be in the range of $1.21 to $1.29 versus $1.14 last year, an increase of 6% to 13%. By quarter, earnings per diluted share are estimated to be in the range of ($.07) to ($.03) versus $.03 last year for the third quarter and $.08 to $.13 versus $.13 last year for the fourth quarter. All 2008 quarterly and annual result references reflect the restatement of earnings per diluted share under EITF 03-6-1. Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 3% to flat.
During the first half, the Company opened 12 new stores and closed eight stores, four of which were It’s Fashion stores converted to It’s Fashion Metro stores. The Company now expects to open approximately 46 stores during 2009. As of August 1, 2009, The Cato Corporation operated 1,285 stores in 31 states, compared to 1,287 stores in 31 states as of August 2, 2008.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Company’s Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

“Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED AUGUST 1, 2009 AND AUGUST 2, 2008
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	August 1,	%	August 2,	%	August 1,	%	August 2,	%
	2009	Sales	2008	Sales	2009	Sales	2008	Sales

REVENUES
Retail sales	$225,369	100.0%	$230,957	100.0%	$463,423	100.0%	$456,748	100.0%
Other income (principally finance, late fees and layaway charges)	2,897	1.3%	2,910	1.3%	5,870	1.3%	5,948	1.3%

Total revenues	228,266	101.3%	233,867	101.3%	469,293	101.3%	462,696	101.3%

GROSS MARGIN (Memo)	81,910	36.3%	82,936	35.9%	178,051	38.4%	167,108	36.6%

COSTS AND EXPENSES, NET
Cost of goods sold	143,459	63.7%	148,021	64.1%	285,372	61.6%	289,640	63.4%
Selling, general and administrative	56,480	25.1%	63,578	27.5%	121,124	26.1%	119,896	26.2%
Depreciation	5,482	2.4%	5,657	2.5%	11,026	2.4%	11,267	2.5%
Interest and other income	(861)	-0.4%	(1,708)	-0.7%	(1,921)	-0.4%	(3,609)	-0.8%

Cost and expenses, net	204,560	90.8%	215,548	93.4%	415,601	89.7%	417,194	91.3%

Income Before Income Taxes	23,706	10.5%	18,319	7.9%	53,692	11.6%	45,502	10.0%

Income Tax Expense	7,048	3.1%	6,228	2.7%	18,220	3.9%	16,558	3.6%

Net Income	$16,658	7.4%	$12,091	5.2%	$35,472	7.7%	$28,944	6.4%

Basic Earnings Per Share	$0.57		$0.41		$1.21		$0.98

Diluted Earnings Per Share	$0.56		$0.41		$1.20		$0.98

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 1,	August 2,	January 31,
	2009	2008	2009
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$28,888	$45,371	$42,262
Short-term investments	145,427	98,875	93,452
Restricted Cash	9,057	9,077	9,089
Accounts receivable — net	41,798	44,026	44,136
Merchandise inventories	93,807	96,864	112,290
Other current assets	14,283	14,784	14,140

Total Current Assets	333,260	308,997	315,369

Property and Equipment — net	111,001	119,952	116,262

Other Assets	7,324	4,482	3,722

TOTAL	$451,585	$433,431	$435,353

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$141,130	$143,214	$150,730

Noncurrent Liabilities	21,167	22,465	22,810

Stockholders’ Equity	289,288	267,752	261,813

TOTAL	$451,585	$433,431	$435,353

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